------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Richardson, Jr.    James           C.      |  Pierre Foods, Inc. (Nasdaq: FOOD)           |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|   361 Second Street,                       |    (Voluntary)          |                    |              below)                  |
|   NW, P.O. Box 3967                        |                         |     April 2001     |        Chairman of the Board         |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Hickory     North Carolina        28603   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |  Amount | (A) or| Price   |                    |   (I)       |   ship   |
|                     |                   |       |      |         | (D)   |         |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |         |       |         |                    |             |   4)     |
|---------------------|-------------------|-------|------|---------|-------|---------|--------------------|-------------|----------|
|  Common Stock       |    04/17/01       |   P   |      |  57,385 |   A   |$9.00(1) |         0          |     D       |          |
|---------------------|-------------------|-------|------|---------|-------|---------|--------------------|-------------|----------|
|  Common Stock       |    04/17/01       |   P   |      | 363,414 |   A   |$15.81(2)|                    |     D       |          |
|---------------------|-------------------|-------|------|---------|-------|---------|--------------------|-------------|----------|
|  Common Stock       |    04/17/01       |   P   |      | 288,462 |   A   |$7.50(3) |                    |     I       |By PFMI(4)|
|---------------------|-------------------|-------|------|---------|-------|---------|--------------------|-------------|----------|
|  Common Stock       |    04/17/01       |   P   |      |   9,766 |   A   |$7.50(5) |                    |     I       |By PFMI   |
|---------------------|-------------------|-------|------|---------|------ |---------|--------------------|-------------|----------|
|  Common Stock       |    04/17/01       |   P   |      |  24,396 |   A   |$7.50(6) |                    |     I       |By PFMI   |
|---------------------|-------------------|-------|------|---------|-------|---------|--------------------|-------------|----------|
|  Common Stock       |    04/17/01       |   P   |      |  11,888 |   A   |$7.50(7) |                    |     I       |By PFMI   |
|---------------------|-------------------|-------|------|---------|-------|---------|--------------------|-------------|----------|
|                     |                   |       |      |         |       |         |                    |             |          |
|---------------------|-------------------|-------|------|---------|-------|---------|--------------------|-------------|----------|
|                     |                   |       |      |         |       |         |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required                 (Over)
to respond unless the form displays a currently valid OMB-control number.                                            SEC 1474 (3/99)

Page 1 of 4



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal          /s/ James C. Richardson, Jr.      05/09/2001
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person       Date

Note. File three copies of this form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB number                               Page 2

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

                         ATTACHMENT TO APRIL 2001 FORM 4
                          OF JAMES C. RICHARDSON, JR.,
            361 Second Street, NW, P.O. Box 3967, Hickory, NC 28603,
                 Relating to Pierre Foods, Inc. (Nasdaq: FOOD)

                                     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------  -------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of         6. Ownership   7. Nature of
   (Instr. 3)            action      action          or Disposed of (D)           Securities           Form:          Indirect
                         Date        Code            (Instr. 3, 4 and 5)          Beneficially         Direct         Beneficial
                                     (Instr. 8)                                   Owned at             (D) or         Ownership
                         (Month/                                                  End of Month         Indirect
                         Day/                                                                          (I)
                         Year)                                                    (Instr. 3 and 4)     (Instr. 4)     (Instr. 4)
--------------------  ----------  -------------  ----------------------------- -------------------  -------------  ----------------
                                  Code    V       Amount     (A)     Price
                                                             or (D)
--------------------  ----------  ---- --------  ----------  ------  --------- -------------------  -------------  ----------------

Common Stock            4/17/01     P                 3,685    A     $7.50(8)                             I        By PFMI

Common Stock            4/17/01     P                11,573    A     $7.50(9)                             I        By PFMI

Common Stock            4/17/01     P                 3,000    A     $7.50(10)                            I        By PFMI

Common Stock            4/17/01     P                12,569    A     $7.50(11)                            I        By PFMI

Common Stock            4/17/01     P                64,280    A     $2.09(12)                            I        By PFMI

Common Stock            4/17/01     P               106,100    A     $5.68(13)                            I        By PFMI

Common Stock            4/17/01     P                30,000    A     $8.00(14)                            I        By PFMI

Common Stock            4/17/01     P                27,208    A     $8.00                                I        By PFMI

Common Stock            4/17/01     P             1,227,234    A          (15)                            I        By PFMI

Common Stock            4/17/01     P             1,759,244    A          (16)                            I        By PFMI

Common Stock            4/17/01     P                46,799    A          (17)                            I        By PFMI

Common Stock            4/17/01     P                 4,008    A          (18)                            I        By PFMI

Common Stock            4/17/01     S                46,799    D          (19)                            I        By Columbia Hill

Common Stock            4/17/01     S             1,227,234    D          (20)                            I        By HERTH

Common Stock            4/17/01     S             1,759,244    D          (21)                            D

Common Stock                                                                        3,630,212             I        By PFMI

Page 3 of 4

                         ATTACHMENT TO APRIL 2001 FORM 4
                          OF JAMES C. RICHARDSON, JR.,
            361 Second Street, NW, P.O. Box 3967, Hickory, NC 28603,
                 Relating to Pierre Foods, Inc. (Nasdaq: FOOD)

(1)      Represented by a promissory note for $516,465

(2) Represented by (i) cash in the amount of $77,066 and (ii) two promissory notes for an aggregate of $5,668,611

(3)      Represented by a promissory note for $2,163,465

(4) PF Management, Inc. ("PFMI") is a corporation of which the Reporting Person is a director and owns 52.875% of the common stock.

(5)      Represented by a promissory note for $73,245

(6)      Represented by a promissory note for $182,970

(7)      Represented by a promissory note for $89,160

(8)      Represented by a promissory note for $27,638

(9)      Represented by a promissory note for $86,798

(10)     Represented by a promissory note for $22,500

(11)     Represented by a promissory note for $94,268

(12)     Represented by a promissory note for $134,125

(13)     Represented by a promissory note for $602,500

(14)     Represented by a promissory note for $240,000

(15) HERTH Management, Inc. ("HERTH"), a corporation of which the Reporting Person was a controlling shareholder, contributed 1,227,234 shares of Common Stock to PFMI in exchange for 11,875 shares of PFMI stock. Thereafter, HERTH distributed the 11,875 shares of PFMI stock to another shareholder of HERTH in redemption of such shareholder's HERTH stock. PFMI is a new corporation formed for the purpose of acquiring Pierre Foods, Inc. PFMI has no material assets and a substantial amount of debt. The value of its common stock is considered to be nominal.

(16) The Reporting Person contributed 1,759,244 shares of Common Stock to PFMI in exchange for 52,875 shares of PFMI stock. See note (15) for information relating to the value of PFMI stock.

(17) Columbia Hill, LLC, a limited liability company of which the Reporting Person owned an approximately 47% membership interest ("Columbia Hill"), contributed 46,799 shares of Common Stock to PFMI in exchange for 59,059 shares of PFMI stock. Thereafter, Columbia Hill liquidated and distributed 27,817 shares of PFMI stock to the Reporting Person.

(18) David R. Clark contributed 4,008 shares of Common Stock to PFMI in exchange for 4,008 shares of PFMI stock.

(19)     See note (17) for a description of this transaction.

(20)     See note (15) for a description of this transaction.

(21)     See note (16) for a description of this transaction.

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